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                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ---------------------------
                                                                                                   OMB Number: 3235-0104
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         Expires: October 31, 2001
                                                                                                   Estimated average burden
                                                                                                   hours per response......0.5
                                                                                                   ----------------------------

                                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker
                                                   quiring Statement           or Trading Symbol
Michael Braunold                                   (Month/Day/Year)
--------------------------------------------------
                                                   December 31, 2001       Ambient Corporation / ABTG.OB
                                                   -------------------     -------------------------------------------------------
                                                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
                                                      Number of Reporting        Person to Issuer               of Original Filing
1033 Beacon Street                                   Person, if an Entity       (Check all applicable)          (Month/Day/Year)
---------------------------------------------------  (Voluntary)
       (Street)                                                                X  Director      Owner       7.  Individual or Joint/
                                                                              ---           ---                 Group
                                                                                  Officer       Other           (Check Applicable
                                                                              --- (give     --- (specify        X  Form filed by One
                                                                              title below)       below)        --- Reporting
                                                                                                                   Person
                                                                            --------------------------------       Form filed by
                                                                                                               --- More than One
                                                                                                                   Reporting
 Brookline           MA             02246                                                                          Person
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 (City)            (State)          (Zip)

                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
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FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)


------------------------------------------------------- -------------------------------- -------------------------------------- ----
1.  Title of            2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
    Derivative Security    Expiration Date              Underlying Derivative Security    sion or        ship          Indirect
    (Instr. 4)             (Month//Day/Year)            (Instr. 4)                        Exercise       Form of       Beneficial
                                                                                          Price of       Derivative    Ownership
                        --------------------------------------------------------------    Derivative     Security:     (Instr. 5)
                        Date         Expiration       Title           Amount or           Security       Direct (D)
                        Exercisable  Date                             Number of shares                   or Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)


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Common                      +                         Common          40,000                $.50              D         ---
Stock Option                                          Stock
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Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:

+ The options were issued under Ambient's 2000 Equity Incentive Plan. The option with respect to 20,000 shares becomes first exercisable in December 2002, and the option with respect to the remaining 20,000 shares becomes first exercisable in December
2003.


                          /s/ J. Michael Braunold                 January 10, 2002
                         ----------------------------------      --------------------------
                          ** Signature of Reporting Person                       Date


    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

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